Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement Forms S-8 (Nos. 33-99216, 333-62207 and 333-63224) and Forms S-3 (Nos. 33-88670, 33-93812, 333-42543 and 333-46684) of Chelsea Property Group, Inc. (formerly Chelsea GCA Realty, Inc.) and Forms S-3 (Nos. 333-36487, 333-39324 and 333-100142) of Chelsea Property Group, Inc. and CPG Partners, L.P. (formerly Chelsea GCA Realty Partnership, L.P.) and in the related Prospectus of our report dated February 21, 2003, with respect to the consolidated financial statements and schedule of Chelsea Property Group, Inc. included in the Annual Report (Form-10-K) for the year ended December 31, 2002.

Ernst & Young LLP

New York, New York
March 6, 2003